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                                                                 EXHIBIT (A)(15)

                                              Contact:
                                              Rebecca Peterson
                                              Director, Corporate Communications
                                              Alkermes, Inc.
                                              (617) 583-6378



         FOR IMMEDIATE RELEASE

               ALKERMES ANNOUNCES SUCCESSFUL EXCHANGE OFFER WITH A
             TENDER OF 98.4% OF ITS EXISTING NOTES AND PLACEMENT OF
                            $60 MILLION OF NEW NOTES

CAMBRIDGE, MA, DECEMBER 26, 2002 - Alkermes, Inc. (NASDAQ: ALKS) announced today that approximately $196.8 million in aggregate principal amount of the Company's 3.75% Convertible Subordinated Notes due 2007, or approximately 98.4% of the total outstanding, were tendered in its exchange offer which expired at 5:00 p.m., New York City time, on Tuesday, December 24, 2002. As a result of the exchange offer, the Company will issue $113.2 million new convertible senior subordinated notes due 2009. The Company also announced the placement of approximately $60 million of its new convertible senior subordinated notes for cash to holders who participated in the exchange offer.

Alkermes, Inc. is an emerging pharmaceutical company developing products based on our sophisticated drug delivery technologies to enhance therapeutic outcomes. Our areas of focus include: controlled, extended-release of injectable drugs utilizing our ProLease(R) and Medisorb(R) delivery systems and the development of inhaled pharmaceutical products based on our proprietary Advanced Inhalation Research, Inc. ("AIR(R)") pulmonary delivery system. Our business strategy is twofold. We partner our proprietary technology systems and drug delivery expertise with many of the world's finest pharmaceutical companies and also develop novel, proprietary drug candidates for our own account. In addition to our Cambridge, Massachusetts headquarters, research and manufacturing facilities, we operate research and manufacturing
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facilities in Ohio.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Although Alkermes believes that its expectations are based on reasonable assumptions within the bounds of Alkermes' knowledge of its business and operations, there can be no assurance that actual results will not differ materially from Alkermes' expectations. Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks associated with the consummation of the exchange offer and cash offer and other factors discussed in the Company's Securities and Exchange Commission filings.

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